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                                                                    EXHIBIT 23.3


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-124941) and related Prospectus of R.H. Donnelley Corporation for the $300,000,000 offer to exchange all outstanding 6 7/8% senior notes due 2013 for 6 7/8% senior notes due 2013 of R.H. Donnelley Corporation and to the incorporation by reference therein of our report dated March 9, 2005, with respect to the combined financial statements of Ameritech Publishing of Illinois, Inc. and Ameritech Publishing of Illinois Partners Partnership included in R.H. Donnelley Corporation's Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                                             /s/  Ernst & Young LLP

San Antonio, Texas
May 23, 2005